Exhibit 10.1

First Amendment
to
Amended and Restated Services Agreement

This First Amendment to Amended and Restated Services Agreement (this “Amendment”) is made as of July 24, 2006, by and among Global Petroleum Corp., a Massachusetts corporation (the “Company”) and Global Companies LLC, a Delaware limited liability company (“Global LLC”), Global Montello Group LLC, a Delaware limited liability company (“Group LLC”) and Chelsea Sandwich LLC, a Delaware limited liability company (“Chelsea LLC”) (Global LLC, Group LLC and Chelsea LLC are sometimes hereinafter referred to individually as an “LLC”, and collectively as the “LLCs”).  The Company and the LLCs are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.

WHEREAS, the Company and the LLCs entered into that certain Amended and Restated Services Agreement (the “Original Agreement”) as of October 4, 2005, relating to shared services among the Company and the LLCs.  Capitalized terms used and not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Original Agreement.

WHEREAS, the Company and the LLCs wish to amend the Original Agreement to provide for an annual review of the Monthly Services Fee (subject to an accelerated review in the event of the occurrence of a material change.)

NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties hereto, it is agreed as follows:

1.                                       Compensation.  The second paragraph of Article 3 (Compensation) is hereby deleted and the following is inserted in lieu thereof:

“The Company and the LLCs shall keep timekeeper reports on a monthly basis for time expended on non-Company Services or non-LLC Services, respectively, so as to accurately monitor such Company Services provided for the benefit of the LLCs and LLC Services provided for the benefit of the Company.  Invoices submitted by the Company to the LLCs, and by the LLCs to the Company, shall be based upon such records.  As an alternative to said timekeeping requirements, the President or Treasurer of the Company and the Chief Executive Officer of each LLC may agree upon a specified monthly amount to be paid by such LLC to the Company or by the Company to such LLC (the “Monthly Services Fee”), which Monthly Services Fee shall be subject to approval by the Conflicts Committee of Global Partners LP and reviewed and approved annually by the signatories hereto (subject to an accelerated review in the event of the occurrence of a material change) and amended in order to more accurately and equitably reflect the actual Services rendered.  Upon 30 days prior written notice, either Party may elect to cancel the Monthly Services Fee and utilize actual timekeeping records whereupon compensation shall be paid in accordance with the prior provisions of this Paragraph 3.”

2.                                       Ratification of Original Agreement.  All other terms and conditions of the Original Agreement will remain unchanged and in full force and effect and the Company and Global hereby ratify and confirm the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLOBAL PETROLEUM CORP.

By:	/s/ Richard Slifka
Richard Slifka
Director and Treasurer

GLOBAL COMPANIES LLC

By:	/s/ Eric Slifka
Eric Slifka
President and CEO

GLOBAL MONTELLO GROUP CORP.

By:	/s/ Eric Slifka
Eric Slifka
President and CEO

CHELSEA SANDWICH LLC

By:	/s/ Eric Slifka
Eric Slifka
President and CEO